8

Exhibit 10.4. 1999 Non-Employee Directors Stock Option Plan

Section 2 – Certain Definitions of the 1999 Non- Employee Directors Stock Option Plan was amended to read as follows:

“Fair Market Value: means, for any given date, the closing market price for a share of Company Stock as a Nasdaq Stock Market LLC security reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for that date (or, if no such prices are so reported for such date, for the latest preceding date on which such sale prices were so reported). If the Fair Market Value for a given date cannot be determined by reference to Nasdaq, it shall be determined in good faith by the Committee.”

Section 7 – Adjustments of the 1999 Non-Employee Directors Stock Option Plan was amended to read as follows:

SECTION 7 – Adjustments

In the event of a reorganization or recapitalization, merger, consolidation or similar transaction involving the Company, a stock-on-stock dividend or split, spin-off, reverse split or combination of the Company’s Class A common stock, a rights offering, or any other change in the corporate or capital structure of the Company affecting the Class A common stock, the Board shall make proportionate adjustments to the number and kind of shares which thereafter may be made subject to Options and in the numbers and kind of shares covered by outstanding Options and the per share exercise price of such Options. In the event of a merger, consolidation, or combination in which the consideration issued with respect to Shares is a combination of different types of property, the Board may designate the property or combination of property to be received upon the exercise of each such outstanding Option.